UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*

ITURAN LOCATION AND CONTROL LTD.

(Name of Issuer)

Ordinary Shares, par value NIS 1.00 per share

(Title of Class of Securities)

M6158M104

(CUSIP Number)

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 20, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M6158M104	13G	Page 2 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Provident funds of DS Apex holdings LTD group.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israeli
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 453,310 ordinry shares*
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 453,310 ordinry shares*
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.16%
12.	TYPE OF REPORTING PERSON (see instructions) CO

* included DS PROVIDENT FUNDS AND PENSION LTD and Meitav Gemel and Pension Funds LTD.

CUSIP No. M6158M104	13G	Page 3 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mutual funds of DS Apex holdings LTD group.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israeli
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 123,843 ordinry shares*
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,843 ordinry shares*
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.59%
12.	TYPE OF REPORTING PERSON (see instructions) CO

* included DS MUTUAL FUNDS LTD and MEITAV MUTUAL FUND MANAGEMENT (1982) LTD.

CUSIP No. M6158M104	13G	Page 4 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ETF's of DS Apex holdings LTD group.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israeli
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 754,532 ordinry shares*
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 754,532 ordinry shares*
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.60%
12.	TYPE OF REPORTING PERSON (see instructions) CO

* included Tachhlit indexes Ltd and Meitav Index Linked Certificates Ltd.

CUSIP No. M6158M104	13G	Page 5 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) portfolio management of DS Apex holdings LTD group.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Israeli
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 13,475 ordinry shares*
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,475 ordinry shares*
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12.	TYPE OF REPORTING PERSON (see instructions) CO

* included custumers who exercise their voting rights by proxy (DS PORTFOLIO MANAGEMENT LTD).

CUSIP No. M6158M104	13G	Page 6 of 9 Pages

Item 1.

(a)	Name of Issuer ITURAN LOCATION AND CONTROL LTD.

(b)	Address of Issuer’s Principal Executive Offices 3 Hashikma , Azour 58001

Item 2.

(a)	Name of Person Filing DS APEX HOLDINGS LTD

(b)	Address of the Principal Office or, if none, residence 23 Yehuda Halevi, tel aviv, israel

(c)	Citizenship israeli

(d)	Title of Class of Securities Ordinary Shares, par value NIS 1.00 per share (the “Ordinary Shares”).

(e)	CUSIP Number M6158M104

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. M6158M104	13G	Page 7 of 9 Pages

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 1,345,160

(b)	Percent of class: 6.42%

(c)	Number of shares as to which the person has: 00,000

	(i)	Sole power to vote or to direct the vote .

	(ii)	Shared power to vote or to direct the vote .

	(iii)	Sole power to dispose or to direct the disposition of .

	(iv)	Shared power to dispose or to direct the disposition of .

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐.

Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. M6158M104	13G	Page 8 of 9 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Yizhak estricher, CEO DS PROVIDENT FUNDS AND PENSION LTD

April 21, 2013
Date

/s/ Yizhak estricher
Signature

Yizhak estricher, CEO Meitav Gemel and Pension Funds LTD

April 21, 2013
Date

/s/ Yizhak estricher
Signature

Ido birman, CEO DS MUTUAL FUNDS LTD

April 28, 2013
Date

/s/ Ido birman
Signature

Rafi Niv, CEO MEITAV MUTUAL FUND MANAGEMENT (1982) LTD

April 24, 2013
Date

/s/ Rafi Niv
Signature

CUSIP No. M6158M104	13G	Page 9 of 9 Pages

David elalouf and Eyal segal, CEO Tachhlit indexes Ltd

April 24, 2013
Date

/s/ David elalouf and Eyal segal
Signature

Lior kagan,CEO Meitav Index Linked Certificates Ltd

April 25, 2013
Date

/s/ Lior kagan
Signature

Ofer dori, CEO DS PORTFOLIO MANAGEMENT LTD

April 10, 2013
Date

/s/ Ofer dori
Signature